Item 30. Exhibit (h) i. s1iv

AMENDMENT TO PARTICIPATION AGREEMENT

THIS AMENDMENT TO THE AGREEMENT, made and entered into as of this [ ] day of August, 2007 by and among C.M. Life Insurance Company (hereinafter, the “Company”), T. Rowe Price Equity Series, Inc., (each hereinafter referred to as the “Fund”) and T. Rowe Price Investment Services, Inc. (hereinafter the “Underwriter”).

WHEREAS, the Company, Fund and Underwriter are parties to that certain Participation Agreement dated June 1, 1998, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement with respect to the printing and associated costs related to the production of annual prospectuses, semi-annual and annual reports.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1. Section 3.1 is deleted in its entirety and replaced as follows:

“3.1 The Underwriter, at least annually, shall provide the Company with as many copies of the current prospectus and shareholder report for the Designated Portfolios as listed on Schedule A, as the Company may reasonably request for distribution to existing Contract owners whose Contracts are funded by such Designated Portfolios. The Underwriter shall provide the Company, at the Company’s expense, with as many copies of the current prospectus and shareholder report for the Designated Portfolios as the Company may reasonably request for distribution to prospective purchasers of Contracts. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a “camera ready” copy of the new prospectus as set in type or, at the request of the Company, as a diskette in either pdf format, or the form sent to the financial printer) and other assistance as is reasonably necessary in order for the parties hereto once each year (or more frequently if the prospectuses for the Designated Portfolios are supplemented or amended) to have the prospectus and shareholder report for the Contracts and the prospectuses and shareholder reports for the Designated Portfolios printed together in one document. With respect to any prospectuses and shareholder reports of the Designated Portfolios that are printed in combination with any one or more Contract prospectuses or shareholder reports (the “Booklet”), the costs of printing Booklets for distribution to existing Contract owners shall be prorated to and reimbursed by the Underwriter based on (a) the ratio of the number of pages of the prospectuses and shareholder reports for the Designated Portfolios included in the Booklet to the number of pages in the Booklet as a whole; and (b) the ratio of the number of Contract owners with Contract value allocated to the Designated Portfolios to the total number of Contract owners; provided, however, that the company shall bear all printing expenses of such combined documents where used for distribution to prospective purchasers or to owners of existing Contracts not funded by the Designated Portfolios; and provided further, that the Underwriter’s reimbursement obligation for printing expenses under this subparagraph (a) shall not exceed the cost the Underwriter would otherwise incur for printing the prospectuses and/or shareholder reports for Designated Portfolios for delivery to Company’s existing Contract owners. The Underwriter may request a statement from the Company showing how the printing expenses were prorated, the cost per pages for the printing and the number of Contract owners with Contract value allocated to the Designated Portfolios.”

2. Section 3.3 is deleted in its entirety and replaced as follows:

“3.3 The Underwriter, at its expense, shall provide the Company with copies of its proxy material and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners in the Fund. The Underwriter (at the Company’s expense) shall provide the Company with copies of the Fund’s annual and semi-annual reports to shareholders in such quantity as the Company shall reasonably request for use in connection with offering to prospective contract owners the Variable Contracts issued by the Company. The Company shall send a copy of the Fund’s annual or semi-annual report within 3 business days of the receipt of a request by a Contract owner.”

3. Section 5.3 is deleted in its entirety and replaced as follows:

“5.3 The Company shall bear the expenses of distributing the Fund’s prospectus, proxy materials, and reports to Contract owners and prospective Contract owners.”

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duty authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

COMPANY:	C.M. LIFE INSURANCE COMPANY

By its authorized officer

	By:	/s/ Craig Waddington
	Title:	Vice President
	Date:	1/17/08

FUND:	T. ROWE PRICE EQUITY SERIES, INC.

By its authorized officer

	By:	/s/ Henry H. Hopkins
	Title:	Henry H. Hopkins
	Date:	1/7/08

UNDERWRITER:	T. ROWE PRICE INVESTMENT SERVICES, INC.

By its authorized officer

	By:	/s/ Darrell N. Braman
	Title:	Darrell N. Braman
	Date:	1/7/08